Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 6, 2014	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES LEADERSHIP CHANGES

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that Michelle Hoffman has been appointed to the position of Vice President of Sales and Kyle L. Hanson has been appointed to the position of Vice President, General Counsel, and Corporate Secretary, both effective immediately.

Michelle has been employed by Buckle since 1979 and has served in various roles of increasing responsibility on the sales team since that time; including salesperson, Store Manager, District Manager, and most recently Regional Manager since 2008. Kyle has been employed by Buckle as General Counsel since 1998 and has served as General Counsel and Corporate Secretary since 2001.

The Company also announced today the following changes to its leadership team:

•
Karen B. Rhoads has been appointed Senior Vice President of Finance and Chief Financial Officer from her current position as Vice President of Finance and Chief Financial Officer, which she has held since 1991.

•	Brett P. Milkie has been appointed Senior Vice President of Leasing from his current position as Vice President of Leasing, which he has held since 1996.

•	Patricia K. Whisler has been appointed Senior Vice President of Women’s Merchandising from her current position as Vice President of Women’s Merchandising, which she has held since 2001.

•	Robert M. Carlberg has been appointed Senior Vice President of Men’s Merchandising from his current position as Vice President of Men’s Merchandising, which he has held since 2006.

These changes are all effective immediately. Additionally, as previously announced on February 13, 2014, Kari G. Smith was recently appointed Executive Vice President of Stores from her previous position as Vice President of Sales.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 450 retail stores in 43 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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